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                                                                    EXHIBIT 10.2

                                                                 EXECUTION COPY

                                        September 23, 2002



Corrpro Companies, Inc.
1090 Enterprise Drive
Medina, Ohio 44256
Attn: Joseph W. Rog, CEO

Ladies and Gentlemen:

         Reference is made to that certain Note Purchase Agreement, dated as of January 21, 1998 (as amended from time to time, the "NOTE AGREEMENT"), between Corrpro Companies, Inc., an Ohio corporation (the "COMPANY"), and The Prudential Insurance Company of America ("PRUDENTIAL"), pursuant to which the Company issued and Prudential now holds the Company's Amended and Restated Senior Notes due January 15, 2008 in an aggregate principal amount of $30,000,000 (the "NOTES"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note Agreement.

         The Company failed to make payments of principal on the Notes which were due on each of April 15, 2002, May 15, 2002 and June 15, 2002, in each case in the amount of $857,142.85, and failed to make payments of principal on the Notes which were due on each of July 15, 2002, August 15, 2002 and September 15, 2002, in each case in the amount of $383,795.31 (the "PAYMENT DEFAULTS"), which failures are continuing and constitute Events of Default under paragraph 7A(i) of the Note Agreement. The Company has also advised Prudential that other Events of Default exist under the Note Agreement as set forth on Annex I hereto (the Payment Defaults and the other Events of Default listed on Annex I hereto are referred to collectively herein as the "EXISTING EVENTS OF DEFAULT"). The Company acknowledges that, as a result of the Existing Events of Default, Prudential now has the right to cause the entire outstanding principal balance of the Notes to become immediately due and payable.

         The Company has requested that Prudential agree to forbear from exercising its rights and remedies under the Note Agreement arising as a result of the occurrence and continuation of the Existing Events of Default and agree to certain other changes to the Note Agreement, including to defer the date of certain required payments of principal on the Notes, as more particularly set forth herein. Subject to the terms and conditions hereof, and effective upon the satisfaction of the conditions set forth herein, and provided that the Company agrees to the modifications of the Note Agreement and the Notes set forth below, Prudential is willing to agree to such request. Accordingly, and in accordance with the provisions of paragraph 11C of the Note Agreement, the parties hereto agree as follows:

         SECTION 1.  FORBEARANCE AND AGREEMENTS OF COMPANY.

         1.1 Forbearance. From and after the date hereof, subject to strict compliance with the terms and conditions set forth herein, Prudential agrees to forbear from enforcing its rights and remedies based on the Existing Events of Default while the Company and its consultants



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continue to develop and implement their plan for improvement of the Company's business and financial condition, provided, that such agreement to forbear shall not create a waiver of any Existing Event of Default or of the right of Prudential or any other any holder of the Notes, upon the occurrence of a default hereunder or an Event of Default (other than the Existing Events of Default) under the Note Agreement, to enforce available rights and remedies at any time, in their sole discretion, in accordance with the Note Agreement or the Notes, the Collateral Documents or any documents, instruments or agreements executed in connection with any of the Note Agreement, the Notes and the Collateral Documents (collectively with the Note Agreement, the "NOTE DOCUMENTS"). Absent an earlier default hereunder or an Event of Default (other than an Existing Event of Default) under the Note Agreement, or the earlier termination of the Forbearance Period as provided in Section 1.6 hereof, the period during which Prudential and the other holders of the Notes shall so forbear is from the date hereof through October 31, 2002 (the "FORBEARANCE PERIOD").

         1.2 Forbearance Conditions and Agreements of the Company. The continued effectiveness of Prudential's forbearance agreement shall be subject to the continued satisfaction of each of the terms and conditions specified in this
Section 1.2. All agreements made by the Company in this Section 1.2 shall be incorporated by reference into the Note Agreement and, unless expressly otherwise provided therein, shall survive the termination of the Forbearance Agreement so long as the Notes are outstanding.

               (a) The Company shall keep the holders of the Notes and their consultants apprised of the business and financial operations of the Company and its Subsidiaries and of any material discussions and negotiations (other than discussions or negotiations in the ordinary course of the Company's business) pertaining to lessors, vendors, suppliers, customers, other creditors, joint venture partners or potential purchasers of any business segments or significant assets of the Company or any of its Subsidiaries. Reports on such matters shall be provided periodically and not less frequently than monthly.

               (b) Notwithstanding any prior practice, the Company shall strictly comply with the financial reporting requirements under the Note Documents. In addition to the reporting requirements set forth in paragraph 5A of the Note Agreement, (i) not later than Wednesday of each week during the Forbearance Period, the Company and its financial advisors will deliver to the holders of the Notes, in form and detail satisfactory to the holders of the Notes, weekly updates to the detailed 13-week rolling cash flow forecast as required under Section
          2.4 of this letter agreement; (ii) not later than the twentieth (20th) day of each month during the Forbearance Period, the Company and its financial advisors will deliver to the holders of the Notes, in form and detail satisfactory to the holders of the Notes: (x) a summary of agings of accounts payable and accounts receivable for the Company as of the end of the prior month, and (y) a duly-executed Officer's Certificate demonstrating (with computations in reasonable detail) compliance by the Company and its Subsidiaries with the cash flow restrictions set forth in clause (e) of this Section 1.2; (iii) the Company shall, immediately upon receipt thereof, deliver to the holders of the Notes copies of any correspondence, letters of intent, agreements or similar documents pertaining in any manner to any proposed sale or other disposition of any assets of the Company or its Subsidiaries other than in the ordinary course of business; and (iv) the Company shall provide to the holders of the Notes, within five (5) business days



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          following any request by the holders of the Notes, a current listing of correct names and addresses of account debtors (together with periodic updates to such listing upon request by the holders of the Notes). If requested by the holders of the Notes, the Company promptly shall provide detailed backup for the monthly summary of agings of accounts payable and accounts receivable.

               (c) The Company shall pay when due all amounts owed to the holders of the Notes under the Note Documents.

               (d) All representations and warranties made by the Company under this letter agreement shall be true and correct.

               (e) (i) There shall be no change having a Material Adverse Effect on the financial performance or condition of the Company as compared with the projections submitted to and approved by the holders of the Notes in the Accepted Forecast pursuant to Section 2.4 of this letter agreement.

                   (ii) For each "Measuring Period" (defined below) during the Forbearance Period, the actual cumulative "Net Cash Flow" (defined below) of the Company and its domestic Subsidiaries on a consolidated basis during such Measuring Period shall equal or exceed the projected cumulative Net Cash Flow for such Measuring Period as set forth in the Accepted Forecast, within a negative variance of no more than the greater of $500,000 or 10% of projected cumulative Net Cash Flow for each Measuring Period as set forth in the Accepted Forecast. The term "NET CASH FLOW" shall mean the excess (if any) of the consolidated aggregate cash receipts of the Company and its domestic Subsidiaries during the relevant period (excluding (a) any advances of loans under the Credit Agreement and (b) the amount of Net Cash Proceeds generated by any transaction and distributed to the holders of the Notes and the Banks as required by the Note Agreement and by the Credit Agreement) compared to the consolidated aggregate cash disbursements of the Company and its domestic Subsidiaries during such period for operating expenses, taxes and debt service (but excluding principal repayments and interest payments to the Banks and to the holders of the Notes and excluding professional fees incurred in connection with the investigation of the Company's Australian Subsidiary), all as shown on the reports required pursuant to Section 2.4 of this letter agreement and prepared in a manner consistent with the presentation set forth in the Accepted Forecast. The cumulative Net Cash Flow of the Company and its domestic Subsidiaries shall be measured as of the end of each calendar month, for the cumulative period commencing April 1, 2002 and ending on the last day of each successive month (each a "MEASURING PERIOD") (i.e., the first Measuring Period shall be a one-month period commencing April 1, 2002 and ending April 30, 2002, the second Measuring Period shall be a two-month period commencing April 1, 2002 and ending May 31, 2002, etc.).

                   (iii) The Company shall not, absent the prior written consent of the Required Holder(s), (a) disburse any funds for purposes other than those set forth in the Accepted Forecast, or (b) disburse any funds in an amount that would cause a violation of the Net Cash Flow restrictions set forth above, and shall not in any event disburse any


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          funds in a manner inconsistent with any other restrictions set forth in this letter agreement or the Note Documents.

               (f) The Company will not permit the Consolidated Cash Flow from Operations of the Company and its Subsidiaries to be less than (i) $1,901,000 for the three consecutive months ending June 30, 2002, (ii) $5,279,000 for the six consecutive months ending September 30, 2002,
          (iii) $9,594,000 for the nine consecutive months ending December 31, 2002, (iv) $11,009,000 for the twelve consecutive months ending March 31, 2003, or (v) $2,533,000 for the three consecutive months ending June 30, 2003. The parties hereto acknowledge that Consolidated Cash Flow from Operations is calculated without regard to extraordinary gains or losses other than in the ordinary course of business. For the avoidance of doubt, the parties hereto further acknowledge that, for purposes of this subparagraph, the term "Consolidated Cash Flow from Operations" shall be calculated exclusive of (w) commissions related to asset dispositions, (x) gains or losses recognized upon asset dispositions, (y) any increase (or decrease) resulting from the completion of a particular asset disposition in a month that is after (or before) the projected sale date, and (z) restructuring charges and professional fees incurred in connection with the investigation of the Company's Australian subsidiary.

               (g) No action or proceeding shall be commenced against the Company or any Subsidiary that would, if adversely determined, cause a Material Adverse Effect or prevent, impair or delay the completion of the Company's business improvement plan. With respect to those actions or proceedings currently pending (as listed on Schedule 1.2(g) hereof), there shall be no event that would cause a Material Adverse Effect or prevent, impair or delay the completion of the Company's business improvement plan.

               (h) Absent prior approval on behalf of the holders of the Notes, the Company shall not, and will not permit any Subsidiary to, (i) file with any bankruptcy court or be the subject of any petition under title 11 of the United States Code (the "Bankruptcy Code"), (ii) be the subject of any order for relief issued under the Bankruptcy Code,
          (iii) file or be the subject of any petition seeking any liquidation, reorganization, adjustment, protection, arrangement, composition, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, (iv) have sought or consented to or acquiesced in the appointment of any receiver, trustee, conservator, liquidator, custodian or other similar official, or (v) be the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against such party for any liquidation, reorganization, adjustment, protection, arrangement, composition, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, reorganization or other relief for debtors.

               (i) The holders of the Notes or their representatives or consultants shall be permitted to conduct field examinations of the Company and its Subsidiaries and audits of any collateral securing the obligations of the Company to the holders of the Notes. The Company shall reimburse the holders of the Notes for all costs incurred in conducting such audits. The foregoing permission to conduct audits shall not restrict or impair the right of the holders of the Notes to inspect the collateral and any records pertaining



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          thereto at such times and at such intervals as the holders of the
          Notes may require. Further, the Company acknowledges and agrees that the holders of the Notes reserve the right to engage the services of one or more appraisers to evaluate the properties of the Company and its Subsidiaries. The Company acknowledges its responsibility to reimburse the holders of the Notes for the fees and disbursements incurred by such parties in connection with such engagements.

               (j) Neither the Company nor any of its Subsidiaries shall take any action or fail to take any action within its reasonable control that would cause a material adverse change in the ability of the Company and its Subsidiaries to obtain supplies or other assets to continue their operations. Upon the occurrence of any event not within the reasonable control of the Company or its Subsidiaries that would cause a material adverse change in the ability of the Company and its Subsidiaries to obtain supplies or other assets to continue their operations, the Company shall immediately initiate and diligently complete such actions as may be necessary to avoid any impairment or delay in the operations of the Company and its Subsidiaries.

               (k) Notwithstanding anything in the Note Agreement to the contrary (including without limitation the provisions of paragraph 6B(2) of the Note Agreement), absent the prior written consent of the Required Holder(s), the Company shall not, and shall not permit or cause any of its Subsidiaries to, create, incur, assume or suffer to exist any Debt other than (i) subject to Section 1.2(s)(b) hereof, Debt outstanding under the Credit Agreement, (ii) Debt of the Company or any Subsidiary owing to the Company or any of its Subsidiaries,
          (iii) Guarantees with respect to the endorsement of instruments for deposit or collection in the ordinary course of business, Guarantees relating to Debt which is otherwise permitted under this Section 1.2(k) and Guarantees with respect to performance guaranties given by the Company with respect to obligations of Subsidiaries under contracts in the ordinary course of business, (iv) Debt under an agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, (v) Debt outstanding under the Notes, (vi) Subordinated Debt, (vii) Debt described on Schedule 1.2(k) attached hereto, provided that no increase in the commitment or facility amount thereof shall be permitted, (viii) other Debt provided that, at the time of the creation, incurrence or assumption of such other Debt and after giving effect thereto, no Default or Event of Default exists and the aggregate amount of all such other Debt of the Company and its Subsidiaries does not exceed an amount equal to $2,000,000, and (ix) any refunding or refinancing of any Debt referred to in clauses (ii) through (viii) above, provided that any such refunding or refinancing of such Debt does not increase the principal amount thereof, shorten the maturities thereof or make any of the other terms or provisions thereof materially more onerous on the Company or any of its Subsidiaries; provided that during the Forbearance Period only Debt described in clauses (i), (ii), (iii), (iv), (v), (vii) and (viii) shall be permitted (and with respect to clause (vii), only to the extent that such Debt is in existence immediately prior to the Effective Date as described in Schedule 1.2(k), provided that no increase in the amount thereof shall be permitted).

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               (l) Absent the prior written consent of the Required Holder(s), the Company shall not, and shall not permit or cause any of its Subsidiaries to, create, incur or suffer to exist any Lien other than Liens as permitted under paragraph 6B(1) of the Note Agreement.

               (m) Notwithstanding anything in the Note Agreement to the contrary (including without limitation the provisions of paragraph 6B(5) of the Note Agreement), neither the Company nor any of its Subsidiaries shall agree to or consummate the sale, assignment, lease, conveyance, transfer or other disposition of any of its assets, except for (i) sales of inventory in the ordinary course of business, (ii) the disposition in the ordinary course of business of assets no longer required for business operations, provided that such assets shall not have a value exceeding $30,000 per item and $300,000 in the aggregate on a cumulative basis on or before July 31, 2003, or (iii) the disposition of other assets under terms approved by the Required Holder(s) as evidenced by the prior written consent of the Required Holders (provided that such consent shall require the approval of all of the holders of the Notes in the event of any proposed disposition of all or substantially all of the Collateral). With respect to clause
          (iii) of the preceding sentence, the Company has designated certain non-core assets or business units that it intends to list for sale or otherwise dispose of as soon as practicable. Schedule 1.2(m) attached hereto sets forth a list of each such designated non-core asset or business unit (each, a "Targeted Asset Disposition") and the Company's estimate of the net cash proceeds to be generated from the sale or other disposition of each such Targeted Asset Disposition (the "Targeted Asset Cash Proceeds"). A copy of the listing agreement (if applicable) with respect to each Targeted Asset Disposition shall be delivered to the holders of the Notes as soon as available. The Company shall, immediately upon receipt thereof, provide to the holders of the Notes copies of any written agreements or letters of intent pertaining to the potential sale of any Targeted Asset Disposition. With respect to any transaction that is approved by the Required Holder(s) under the provisions of this letter agreement and otherwise is permissible under the Note Agreement (as modified herein), such transaction, if consummated, shall be consummated within the time parameters and other terms and conditions as disclosed in the applicable written agreement or letter of intent. Based upon the Company's request, 100% of the net cash proceeds (after deducting customary and reasonably commissions and transaction expenses and after deducting any taxes attributable to the transaction) generated by each such transaction shall upon closing immediately be applied as follows: (i) 44% to prepay the principal of the Notes under paragraph 4B of the Note Agreement, and (ii) 56% to prepay the principal of the Debt outstanding under the Credit Agreement.

               (n) Notwithstanding anything in the Note Agreement to the contrary (including without limitation the provisions of paragraph 6B(3) of the Note Agreement), absent the consent of the Required Holder(s), neither the Company nor any of its Subsidiaries shall agree to or consummate, or make or suffer to exist, any Investment or Acquisition or extend credit to any other Person or enter into any merger or consolidation, or enter into any similar business arrangement or combination, except for Investments described in clauses (i) through (ix) of the definition of "Permitted Investments" (with respect to Investments described in clauses (ii) and (vi) of the



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          definition of "Permitted Investments," only to the extent in existence immediately prior to the Effective Date).

               (o) Notwithstanding anything in the Note Agreement to the contrary, neither the Company nor any of its Subsidiaries shall advance any loans or credit to any officer, director, stockholder or other Affiliate of the Company or any of its Subsidiaries, or otherwise enter into any similar transaction (provided that the Company may continue to implement intercompany transactions with its Wholly-Owned Subsidiaries - other than its Australian Subsidiary - consistent with past practice), nor shall the Company or any of its Subsidiaries forgive or defer any payment of principal or interest with respect to any existing loan or advance to any such officer, director, stockholder or other Affiliate.

               (p) Notwithstanding anything in the Note Agreement to the contrary (including without limitation the provisions of paragraph 6B(3) of the Note Agreement), absent the prior written consent of the Required Holder(s), the Company shall not, and shall not permit or cause any of its Subsidiaries to, declare or pay any dividends or make any distributions on its capital stock or redeem, repurchase or otherwise acquire or retire any of its capital stock, provided that any Subsidiary may continue to declare and pay dividends or make distributions to the Company or to a Wholly-Owned Subsidiary consistent with past practice. "Capital stock" includes warrants and options to purchase capital stock.

               (q) Neither the Company nor any of its Subsidiaries shall pay any discretionary bonus or similar compensation award to any of their respective officers or employees except pursuant to a comprehensive plan approved by the Required Holder(s). The preceding sentence shall not limit the right of the Company or its Subsidiaries to pay any bonus (i) required under any written employment agreement, incentive plan or similar "guaranteed" bonus plan in existence immediately prior to the Effective Date, (ii) under its annual incentive plan for the fiscal year ending March 31, 2003 (provided that such plan is satisfactory to the Required Holders) or (iii) negotiated as part of a recruitment "signing bonus" consistent with past practice. Upon request, the Company shall deliver to the holders of the Notes copies of any applicable employment agreements, incentive plans or similar "guaranteed" bonus plans.

               (r) The Company shall pay to Prudential: (i) an amendment fee in an amount equal to $282,857.14 payable as follows: (x) on or before September 23, 2002, not less than $141,428.57, and (y) on or before October 21, 2002, the difference between $282,857.14 and the amount paid by the Company on or before September 23, 2002 (provided, in each case, that the Company shall at all times have paid to Prudential a percentage of such fees which is not less than the percentage of the fees paid by the Company to the Bank Agent pursuant to Section 1.2(s) of that certain Sixth Amendment to Credit Agreement dated as of August 15, 2002 by and among the Company, CSI Coating System Inc., the Bank Agent and the lenders set forth on the signature page thereto), and
          (ii) if the entire outstanding principal amount of the Notes has not been prepaid in full on or before July 31, 2003, on July 31 of each calendar year (commencing with July 31, 2003), until the Notes have been prepaid in full, an amendment fee in an amount equal to 1.00% of the outstanding principal balance of the Notes on such July 31.

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               (s) The Company will not (a) reduce the amount of the
          "Commitments" under the Credit Agreement or pay any outstanding Debt under the Credit Agreement if such payment would cause a reduction in the amount of any of the "Commitments" under the Credit Agreement unless, in either case, the Company shall concurrently prepay an outstanding principal amount of the Notes pursuant to paragraph 4B(1) of the Note Agreement which principal amount bears the same ratio to the outstanding principal amount of the Notes as the amount of such reduction bears to the "Aggregate Commitments" under the Credit Agreement immediately prior to such reduction, (b) permit the aggregate principal amount of all Debt outstanding under the Credit Agreement to at anytime exceed $37,500,000, or (c) voluntarily prepay any other Debt.

               (t) Notwithstanding anything in the Note Agreement to the contrary, the Company shall not, and shall not permit any Subsidiary to, make any "Capital Expenditures" (as defined below) that exceed in the aggregate for the Company and its Subsidiaries: (a) $1,750,000 during the fiscal year ending March 31, 2002, (b) $500,000 during the three-month period ending June 30, 2002, (c) $1,000,000 during the six-month period ending September 30, 2002, (d) $1,300,000 during the nine-month period ending December 31, 2002, (e) $1,500,000 during the twelve-month period ending March 31, 2003 or (f) $500,000 during the three-month period ending June 30, 2003. The term "CAPITAL EXPENDITURES" shall mean any expenditure for any purchase or other acquisition of any asset which would be classified as plant, property or equipment in accordance with GAAP.

               (u) On or before the Effective Date, the Company shall employ, and at all times until at least July 31, 2003, shall continue to engage, a full-time chief restructuring officer acceptable to the holders of the Notes. The chief restructuring officer will have authority that is independent of the authority of other officers of the Company and will report directly to the Company's board of directors. The scope of authority of the chief restructuring officer shall be acceptable to the holders of the Notes. The holders of the Notes will have unrestricted access to communicate directly with the chief restructuring officer.

               (v) The Company has advised the holders of the Notes that the Company intends to consult with one or more investment banking firms to explore various strategic alternatives, including the refinancing of the Notes and the Credit Agreement and the sale of certain assets or divisions. Subject to the approval requirements set forth below, the Company will retain an investment banking firm or firms acceptable to the holders of the Notes not later than September 30, 2002. The Company shall keep representatives of the holders of the Notes apprised of all consultations with investment banking firms. The Company shall not engage any investment banking firm unless the identity of such firm and the scope of the engagement are acceptable to the holders of the Notes. The Company agrees to promptly provide to the holders of the Notes all reports and other information prepared for or on behalf of the Company by any investment banking firm or similar consultant. The Company acknowledges and agrees that the holders of the Notes, their consultants and counsel shall have direct access to any investment banking firm or similar consultant engaged on behalf of the Company, and each of such parties is authorized to discuss information related to the Company with the holders of the Notes or their consultants or counsel. All parties acknowledge that Brown, Gibbons & Lang has been retained by the Company with respect to two
          (2) specific asset dispositions, and the holders of the Notes have approved such retention (which shall not be deemed approval for the Company to retain such firm for any other engagement).

               (w) The Company shall continue to implement the cost savings measures identified in the report submitted to the holders of the Notes on May 20, 2002.

               (x) Not later than September 30, 2002, the Company shall provide to the holders of the Notes and their advisors an updated written report on the current status of all proceedings and investigations related to the Company's Australian Subsidiary, including without limitation any interim conclusions, pending or completed actions in response thereto, and the status of the administration of the business and assets of such Subsidiary. Until completion of such administration, further updated status reports on such matters shall be provided to the holders of the Notes and their advisors not less frequently than weekly.

               (y) Not later than September 30, 2002, the Company shall provide to the holders of the Notes and their advisors a revised detailed restructuring plan for its strategy to divest the European Subsidiary and divest or liquidate its Middle East operations, including a proposed divestiture and/or liquidation plan and budget for such operations.

               (z) There shall be no other Default or Event of Default under the Note Agreement or the other Note Documents (except for the Existing Events of Default).

Notwithstanding the provisions of this Section 1.2, the Notes shall be due and payable on demand in the discretion of the Required Holder(s) pursuant to paragraph 7A of the Note Agreement (i) upon any failure of any one or more of the conditions set forth in this Section 1.2 or (ii) upon expiration or termination of the Forbearance Period as provided in Sections 1.6 and 6 hereof. Further, any failure of any one or more of the conditions set forth in this
Section 1.2 shall constitute an Event of Default under the Note Agreement (without the necessity of any notice or cure period).

         1.3 No Course of Dealing; Review of the Company's Business Plan. The Company and the Guarantors acknowledge and agree that notwithstanding any course of dealing between the Company and the holders of the Notes prior to the date hereof, the holders of the Notes shall have no obligation to forbear from exercising available remedies except as expressly set forth herein. Notwithstanding any past practice, the Company and the Guarantors agree that the holders of the Notes shall not be obligated or expected to provide any credit references on behalf of the Company, and any inquiries in this regard may be referred back to the Company or their advisors. The holders of the Notes shall be under no obligation whatsoever to consent to the Company's updated and revised business plan as the same may be further revised from time to time, and instead the holders of the Notes consideration of the Company's updated and revised business plan shall be undertaken by the holders of the Notes in their sole and absolute discretion. The holders of the Notes consideration of the Company's updated and revised business plan shall be without prejudice to (i) the possibility that the holders of the Notes may conclude that such business plan, as further revised from time to time, does not adequately address the Company's defaults under the Note Documents and/or the potential erosion of collateral supporting the

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Company's indebtedness to the holders of the Notes, or (ii) the right of the holders of the Notes, in accordance with the terms hereof, to exercise rights or remedies available due to defaults under the Note Documents.

         1.4 Defaults. In addition to any Events of Default specified in the Note Documents, the following shall constitute a default under this letter agreement and an Event of Default under the Note Documents:

                  (a) The Company or any Guarantor shall fail to comply with, perform or observe any term, condition, covenant or agreement set forth in this letter agreement;

                  (b) Any representation or warranty of Company or Guarantors contained in this letter agreement shall be untrue in any material respect when made or shall, during the term of this letter agreement, become impaired, untrue or misleading;

                  (c) the occurrence of any Event of Default other than the Existing Events of Default (including any new or further violation of the sections of the Note Agreement implicated by any of the Existing Events of Default);

                  (d) The occurrence of any "Default" as defined in the Credit Agreement; or

                  (e) Any further change having a Material Adverse Effect shall occur in business, properties, operations or condition (financial or otherwise) of the Company or any Guarantor.

         1.5 Expiration; No Further Extension Implied. The Company and the Guarantors acknowledge that the holders of the Notes have no obligation to extend the term of the Forbearance Period or forbear from enforcing their rights and remedies before the end of the Forbearance Period in the event of any failure of any one or more of the terms and conditions expressed herein, that no course of dealing that would permit arguing for further extensions contrary to the holders of the Notes wishes exists or is capable of being inferred, and that nothing contained herein or otherwise is intended to be a promise or agreement to continue to extend the term of the Forbearance Period beyond October 31, 2002 or to extend any further credit to the Company. Furthermore, no future agreement by the holders of the Notes to continue to extend the term of the Forbearance Period beyond October 31, 2002 or any other agreement shall be valid or enforceable unless it is contained in a final written agreement signed by the Required Holder(s) (or, to the extent required by paragraph 11C of the Note Agreement, all of the holders of the Notes). Preliminary understandings or agreements on one or more issues during the course of any negotiations and prior to the finalization thereof shall not be binding unless and until such a final written agreement is executed on behalf of the applicable parties.

         1.6 Remedies Upon Default or Termination. The Forbearance Period shall expire automatically upon the earlier to occur of:

                  (a) a further Event of Default or a default under this letter agreement or any document or agreement comprising the Note Documents, and without notice or an opportunity to cure such Event of Default or default under this letter agreement, or

                  (b) except as provided in a further written agreement (if any) among the Company and the holders of the Notes pertaining to the repayment of the Company's obligations, October 31, 2002.

Upon the expiration of the Forbearance Period, if the Company is not then in full compliance with all provisions of the Note Documents (as amended by this letter agreement but without the benefit of any waiver of defaults except as set forth in Section 6 hereof), upon the election of the Required Holder(s) but without further notice, all of the Company's obligations to the holders of the Notes shall be immediately due and payable (to the extent not already due and payable) pursuant to paragraph 7A of the Note Agreement, all undertakings of the holders of the Notes hereunder, including without limitation the forbearance under Section 1.1 hereof, shall terminate without notice to the Company and without the requirement of any further action by or on behalf of the holders of the Notes, and the holders of the Notes shall have the right to exercise any remedies provided in this letter agreement or any of the Note Documents, or under applicable law or in equity. All rights and remedies of the holders of the Notes shall be cumulative and not exclusive, and the holders of the Notes shall be entitled to pursue one or more rights and/or remedies simultaneously or sequentially without the necessity of an election of remedies.

         1.7 Reservation of Rights; No Waiver by Conduct. Nothing herein shall be deemed to constitute a waiver of any Defaults or Events of Default or of any other provision of any of the documents referred to herein, and nothing herein shall in any way prejudice the rights and remedies of the holders of the Notes under any of the documents referred to herein or applicable law. Further, the holders of the Notes shall have the right to waive any conditions set forth in this letter agreement and/or such documents, in their sole discretion, and any such waiver shall not prejudice, waive or reduce any other right or remedy which the holders of the Notes may have against the Company or the Guarantors. No waiver of the rights or any condition of this letter agreement and/or any other document by the holders of the Notes shall be effective unless the same shall be contained in a writing signed by authorized representatives of the holders of the Notes, as the case may be, in the manner required by paragraph 11C of the Note Agreement. No course of dealing on the part of the holders of the Notes, nor any delay or failure on the part of the holders of the Notes in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege.

         1.8 Survival. All representations, warranties, covenants, agreements, releases and waivers made by or on behalf of the Company or any Guarantor under this letter agreement shall survive and continue after the expiration or termination of the Forbearance Period.

         SECTION 2.  COVENANTS OF THE COMPANY.  The Company shall:

         2.1 Promptly perform and observe, and cause each Guarantor to perform and observe, its respective obligations set forth in this letter agreement.

         2.2 Cause each of the Guarantors to execute the Consent attached hereto as Exhibit B.

         2.3 Upon request by the holders of the Notes, promptly prepare and deliver to the holders of the Notes an updated and detailed business plan (which may consist of updates and revisions to the plan submitted to the holders of the Notes in May, 2001, September, 2001 and May,
2002), viability analysis and financial strategy to improve the Company's business operations and financial condition, which plan and strategy shall cover the period at least through July 31, 2003 and shall address, inter alia, repayment of the Notes in their entirety.

         2.4 On or before September 30, 2002, promptly prepare and deliver to the holders of the Notes an updated and detailed budget forecast for the remainder of the Forbearance Period and thereafter through July 31, 2003, including financial and cash flow projections based upon the Company's business improvement plan, and such budget forecast and projections shall be acceptable to the Required Holder(s) (upon such acceptance, such budget forecast and projections shall be referred to as the "ACCEPTED FORECAST"). The cash flow projections shall be based on a rolling thirteen (13) week period through September 30, 2002 and on a monthly basis thereafter. Projected capital expenditures shall be shown in the projections as a separate line item. Not later than Wednesday of each week (commencing September 18, 2002), the Company shall update all applicable line items of the Accepted Forecast and cash flow projections to reflect actual results from the prior week and on a cumulative basis, and shall prepare and deliver to the holders of the Notes such update and a report of any variances between actual results and the Accepted Forecast originally approved by the Required Holder(s).

         2.5 Promptly deliver to the holders of the Notes such information as has previously been requested in writing by the holders of the Notes or their financial consultant.

         2.6 To the extent requested by the holders of the Notes and to the extent not cost prohibitive (as determined by the holders of the Notes), promptly (within five (5) days after such request) cause each of its Foreign Subsidiaries to execute and deliver to the holders of the Notes one or more guarantees (in form and substance satisfactory to the holders of the Notes) of the Company's indebtedness in favor of the holders of the Notes.

         2.7 To the extent requested by the holders of the Notes and to the extent not cost prohibitive (as determined by the holders of the Notes), promptly (within five (5) days after such request) cause each of its Foreign Subsidiaries to complete the execution and delivery of the Collateral Documents as required by the holders of the Notes.

         2.8 Upon the request of any holder of the Notes, promptly complete all matters required by such holder for the implementation of a dominion of funds arrangement between the Company, the Guarantor and the Collateral Agent and otherwise cooperate with the implementation of such arrangement.

         2.9 Promptly execute and deliver, and cause each Guarantor to execute and deliver, such other documents as the holders of the Notes may reasonably request.

         SECTION 3. AMENDMENTS TO THE NOTE AGREEMENT. From and after the Effective Date (as defined in Section 5 hereof), Prudential and the Company agree that the Note Agreement shall be amended as follows:

         3.1 Paragraph 1 of the Note Agreement is amended by deleting the phrase "a rate per annum equal to 10.60% plus the Applicable Margin" and by replacing such phrase with the phrase "the rate of 11.35% per annum until July 31, 2003 and the rate of 11.85% per annum after July 31, 2003."

         3.2 Paragraph 4A of the Note Agreement is amended and restated in its entirety to read as follows:

                  "4A. REQUIRED PREPAYMENTS. Until the Notes shall be prepaid in full, the Company shall prepay, without Yield-Maintenance Amount, the sum of (i) $7,560,768 on July 31, 2003, and (ii) $383,795.31 on the
         15th day of each month, commencing August 15, 2003 and continuing to and including December 15, 2007, in each case together with accrued and unpaid interest thereon, and such principal amount of the Notes shall become due on such prepayment dates. Any unpaid principal balance of the Notes, together with any accrued and unpaid interest thereon, shall become due on January 15, 2008, the maturity date of the Notes. Interest on the Notes at the rate described in the Notes for each day on which the principal amount thereunder is outstanding shall be paid monthly on the 15th day of October, 2002, and continuing on the 15th day of each month thereafter until the Notes have been paid in full."

         3.3 Paragraph 4B of the Note Agreement is amended and restated in its entirety to read as follows:

                  "4B. OPTIONAL PREPAYMENT WITH YIELD-MAINTENANCE AMOUNT. The Notes shall be subject to prepayment, in whole at any time or from time to time in part, at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each Note. Any partial prepayment of the Notes pursuant to this paragraph 4B shall be applied against the principal amount of the Notes scheduled to become due in the inverse order of maturity thereof."

         3.4 Paragraph 5A of the Note Agreement is amended by deleting the word "and" at the end of clause (iv) thereof, by renumbering clause (v) thereof as clause (vi), and by adding the following thereto as a new clause (v):

         (v) within thirty (30) days after the end of each month, the consolidated balance sheet of the Company and its Subsidiaries as of the end of such month, and the related consolidated statements of income and cash flows of the Company and its Subsidiaries for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month, in form and detail reasonably acceptable to the holders of the Notes, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year and the variances, if any, from the most recent budget and forecast delivered to the holders of the Notes pursuant to that certain letter agreement dated as of September 23, 2002 by and between the Company and Prudential, together with a duly executed Officer's Certificate demonstrating compliance by the Company with the provisions thereof;

         3.5 Paragraph 6A of the Note Agreement is amended and restated in its entirety to read as follows:

                  "6A. MINIMUM CONSOLIDATED NET WORTH. The Company will not permit Consolidated Net Worth to be less than (i) at any time during the period beginning September 23, 2002 through and including September 29, 2002, $28,482,000, and (ii) at any time after September 29, 2002,
         $28,471,000.

         3.6 Paragraph 7A of the Note Agreement is amended by adding the following thereto as new clauses (xvi) and (xvii):

                  "(xvi) on or before July 31, 2003, the Company and each holder of the Notes fail for any reason to enter into a modification of this Agreement satisfactory to the holders of the Notes providing for financial covenants for the fiscal periods of the Company ending on and after July 31, 2003;

                  (xvii) on or before October 31, 2002, the Company fails to obtain approval of any applicable stock exchange, or other public trading market, of the listing of additional securities of the Company issueable upon exercise of any warrant made by Company in favor of Prudential;"

         3.7 The definition of "Applicable Margin" in paragraph 10B of the Note Agreement is deleted in its entirety.

         3.8 The definition of "Consolidated Net Worth" in paragraph 10B of the Note Agreement is amended and restated in its entirety as follows:

                  ""CONSOLIDATED NET WORTH" shall mean as of any time of determination thereof, total stockholders' equity of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP. Notwithstanding the foregoing, during the "Forbearance Period" (as defined in that certain letter agreement dated as of September 23, 2002 by and between the Company and Prudential) "Consolidated Net Worth" shall be calculated exclusive of (a) gains or losses recognized upon asset dispositions, and (b) any impairment to goodwill or other intangible assets to the extent required by new accounting regulations promulgated after the date of this Agreement."

         SECTION 4. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to Prudential that:

         (a) The Company has all requisite corporate power to execute, deliver and perform its obligations under this letter agreement, the Warrant and the Registration Rights Agreement (both as hereinafter defined).

         (b) The execution, delivery and performance of this letter agreement, the Warrant and the Registration Rights Agreement has been duly authorized by all requisite corporate action, and this Agreement, the Warrant and the Registration Rights Agreement have been duly executed and delivered by authorized officers of the Company and are valid obligations of the Company, legally binding upon and enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (c) The Company has duly authorized the issuance of 467,126 shares of the Common Stock upon the exercise of the Warrant, such number of shares of the Common Stock has been reserved for issuance upon the exercise of the Warrant and, upon such exercise and payment of the purchase price therefor pursuant to the Warrant, such shares will be duly authorized and issued, fully paid and non-assessable.

         (d) On the Effective Date, immediately after giving effect to the transactions contemplated by this letter agreement, (i) the authorized capital stock of the Company will consist of 41,000,000 shares of capital stock consisting of 40,000,000 shares of Common Stock, no par value, and 1,000,000 shares of Serial Preferred Stock, no par value, (ii) 8,408,276 shares of Common Stock will be issued and outstanding and no shares of Serial Preferred Stock will be issued and outstanding, (iii) the treasury stock of the Company will consist of 98,611 shares of Common Stock, (iv) 467,126 shares of Common Stock will be reserved for issuance upon exercise of the Warrant and 467,126 shares of Common Stock will be reserved for issuance upon exercise of the warrants granted to the Banks, and (v) other than the Warrant and the warrants granted to the Banks, there are no other options for, rights to acquire, agreements to issue, or securities exercisable for or convertible into shares of the Company's capital stock.

         (e) Neither the execution nor delivery of this letter agreement, the Warrant or the Registration Rights Agreement, nor the offering or issuance of the Warrant, nor fulfillment of nor compliance with the terms and provisions hereof and of the Warrant or the Registration Rights Agreement will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, the charter or by-laws of the Company or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject.

         (f) Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Warrant is such as to require the Company or any Subsidiary to obtain or make any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than notices and filings with the Securities and Exchange Commission ("SEC"), state Blue Sky authorities, and any applicable stock exchange or other public trading market) in connection with the Company's execution and delivery of this letter agreement, the Warrant or the Registration Rights Agreement, the Company's offering, issuance or delivery of the Warrant or the Company's fulfillment of or compliance with the terms and provisions hereof and of the Warrant or the Registration Rights Agreement; except (i) registration statement filings with the SEC and SEC review and clearance thereof in connection with any registration of securities under the Securities Act, (ii) approval of any applicable stock exchange, or other public trading market, of the listing of additional securities of the Company, including those underlying the Warrant, and (iii) any authorization, consent, approval, exemption or other action, notice or filing required in connection with the status of any holder of the Notes as a regulated entity (e.g., under insurance, banking or similar laws that may apply to the business of any holder of the Notes).

         (g) The Company has not paid fees or any other consideration to the Bank Agent or to any Bank for or with respect to any of the waivers or amendments set forth in the "Bank Amendment" (as hereinafter defined) or the defaults referred to therein other than those expressly set forth therein.

         (h) After giving effect hereto (i) each representation and warranty set forth in paragraph 8 of the Note Agreement is true and correct as of the date of the execution and delivery of this letter by the Company with the same effect as if made on such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date), and (ii) no Event of Default or Default exists (other than the Existing Events of Default).

         SECTION 5. EFFECTIVENESS. This letter agreement shall become effective on the date (the "EFFECTIVE DATE") when each of the following conditions has been satisfied in a manner satisfactory in form and substance to Prudential:

            (a) Prudential has received the following documents:

                (i) counterparts of this letter agreement duly executed by the Company;

                (ii) a second amended and restated Note duly executed by the Company in the form of Exhibit A attached hereto;

                (iii) a consent of guarantors, dated the date hereof, duly executed by each Guarantor, in the form attached hereto as Exhibit B;

                (iv) a warrant (the "WARRANT") duly executed by the Company, in the form attached hereto as Exhibit C initially exercisable for 467,126 shares of the common stock of the Company;

                (v) counterparts to a registration rights agreement (the "REGISTRATION RIGHTS AGREEMENT") duly executed by the Company and Prudential, in the form attached hereto as Exhibit D;

                (vi) an amendment to the Credit Agreement (the "Bank
             Amendment"), dated the date hereof, duly executed by the Bank Agent, the Banks, the Company and CSI Coating Systems Inc., amending the Credit Agreement in a manner satisfactory to Prudential, in form and substance satisfactory to Prudential, and such amendment shall be in full force and effect;

                (vii) a favorable opinion of the Company's counsel satisfactory in form and substance to Prudential as to such matters as Prudential may reasonably request;

                (viii) a Secretary's Certificate signed by the Secretary or
             Assistant Secretary and one other officer of the Company certifying, among other things (a) as to the name, titles and true signatures of the officers of the Company authorized to sign this letter and the other documents to be delivered in connection with this letter, (b) that attached thereto is a true, accurate and complete copy of the Articles of Incorporation of the Company, certified by the Secretary of State of the State of Ohio as of a recent date, (c) that attached thereto is a true, accurate and complete copy of the By-laws of the Company which were duly adopted and are in effect as of the Effective Date, (d) that attached thereto is a true, accurate and complete copy of the resolutions of the Board of Directors of the Company, duly adopted at a meeting of such Board of Directors, authorizing the execution, delivery and performance of this letter and the other documents to be delivered in connection with this letter, and of all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this letter, and (e) that this letter and the other documents executed and delivered to Prudential by the Company are in the form approved by its Board of Directors in the resolutions referred to in clause (d), above; and

                (ix) a certificate of good standing for the Company and each
             Guarantor from the Secretary of State of the state of incorporation of the Company and each such Guarantor and of each state in which the Company or any such Guarantor is required to be qualified to transact business as a foreign corporation, in each case dated as of a recent date;

            (b) Prudential shall have received payment in immediately available funds of the difference between (i) the amount of interest which would have been payable on the Notes during the period from July 15, 2002 to the Effective Date if the Notes had borne interest during such period at the rate of 13.35% per annum, and (ii) the amount of interest actually paid by the Company on the Notes for such period;

            (c) Prudential shall have received a written confirmation, in form and substance satisfactory to Prudential, signed by the Bank Agent and the Banks of the continued effectiveness of the Intercreditor and Collateral Agency Agreement, dated as of June 9, 2000, as amended by Amendment No. 1 thereto dated June 29, 2001, notwithstanding this letter agreement and the amendment to the Credit Agreement referred to in Section 5(a)(v) hereof;

            (d) all corporate and other proceedings in connection with the transactions contemplated by this letter agreement shall be satisfactory to Prudential and its counsel, and Prudential shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request; and

            (e) Prudential has received payment of all costs and expenses of Prudential (including reasonable fees and disbursements of special counsel to Prudential and of Nightingale & Associates, LLC) in connection with this letter and the transactions contemplated hereby.

         SECTION 6. EXISTING EVENTS OF DEFAULT. The Company has requested that the holders of the Notes waive the Existing Events of Default subject to the terms and conditions set forth herein. Pursuant to such request, the holders of the Notes hereby waive the Existing Events of Default for the period prior to the Effective Date and, so long as there is no occurrence of a new Default hereunder of a new Event of Default under the Note Agreement (for purposes hereof, a new Default or Event of Default includes a new or further violation of any of the sections of the Note Agreement implicated in any of the Existing Events of Default), for the remainder of the Forbearance Period. Such waiver shall not extend to any period of time after the Forbearance Period except to the extent expressly provided in a further written agreement among the Company and the Required Holder(s), provided that such waiver shall automatically survive the expiration of the Forbearance Period if the Company is then in full compliance with all provisions of the Note Documents (as amended by this letter agreement but without the benefit of any waiver of defaults except as set forth in this Section 6 and other waivers made by the holders of the Notes prior to the Effective Date). The Company acknowledges and agrees that the waiver contained herein is a limited, specific and one-time waiver as described above. Such limited waiver (a) shall not modify or waive any other term, covenant or agreement contained in any of the Note Documents, and (b) shall not be deemed to have prejudiced any present or future right or rights which the holders of the Notes now have or may have under this letter agreement, the Note Agreement (as modified hereby) or the other Note Documents.

         SECTION 7. RELEASE. The Company and each Guarantor represents and warrants that it is not aware of any claims or causes of action against any holder of the Notes or any of their successors or assigns, and that it has no defenses, offsets or counterclaims with respect to the indebtedness owed by the Company to the holders of the Notes. Notwithstanding this representation and as further consideration for the agreements and understandings herein, the Company and Guarantors, on behalf of themselves and their respective employees, agents, executors, heirs, successors and assigns, hereby release the holders of the Notes, their respective predecessors, officers, directors, employees, agents, attorneys, affiliates, subsidiaries, successors and assigns, from any liability, claim, right or cause of action which now exists or hereafter arises as a result of acts, omissions or events occurring on or prior to the date hereof, whether known or unknown, including but not limited to claims arising from or in any way related to the Note Agreement or the business relationship among the Company, the Guarantors, the holders of the Notes.

         SECTION 8. PERFORMANCE BY HOLDERS OF THE NOTES; NO AGENCY; COMPANY REMAINS IN CONTROL. The Company and each Guarantor acknowledges and agrees that the holders of the Notes have fully performed all of their obligations under the Note Agreement and all documents executed in connection with the Note Agreement, and that all actions taken by the holders of the Notes are reasonable and appropriate under the circumstances and within their rights under the Note Agreement and all other documents executed in connection therewith and otherwise available. The actions of the holders of the Notes taken pursuant to this letter agreement and the documents referred to herein are in furtherance of the efforts of the holders of the Notes as secured lenders seeking to collect the obligations owed to the Lenders. Nothing contained in this Amendment shall be deemed to create a partnership, joint venture or agency relationship of any nature among the Company and the holders of the Notes. The Company, the Guarantors, the holders of the Notes agree that notwithstanding the provisions of this letter agreement, the Company remains in control of its business operations and determines the business plans (including employment, management and operating directions) for its business.

         SECTION 9. ENTIRE AGREEMENT; SEVERABILITY. The Note Agreement, as previously amended and as amended by this letter agreement, constitutes the entire understanding of the parties with respect to the subject matter hereof and may only be modified or amended by a writing signed by the party to be charged. If any provision of this letter agreement is in conflict with any applicable statute or rule of law or otherwise unenforceable, such offending provision shall be null and void only to the extent of such conflict or unenforceability, but shall be deemed separate from and shall not invalidate any other provision of this letter agreement.

         SECTION 10. NO OTHER PROMISES OR INDUCEMENTS. There are no promises or inducements which have been made to any signatory hereto to cause such signatory to enter into this letter agreement other than those which are set forth in this letter agreement. The Company and each Guarantor acknowledges that its authorized officers have thoroughly read and reviewed the terms and provisions of this letter agreement and are familiar with same, that the terms and provisions contained herein are clearly understood by the Company or such Guarantor and have been fully and unconditionally consented to by the Company or such Guarantor, and that the Company or such Guarantor has had full benefit and advice of counsel of its own selection, or the opportunity to obtain the benefit and advice of counsel of its own selection, in regard to understanding the terms, meaning and effect of this letter agreement, and that this letter agreement has been entered into by the Company and such Guarantor freely, voluntarily, with full knowledge, and without duress, and that in executing this letter agreement, the Company and each Guarantor is relying on no other representations, either written or oral, express or implied, made by any other party hereto, and that the consideration hereunder received by the Company has been actual and adequate.

         SECTION 11. SUFFICIENCY OF FORBEARANCE PERIOD. The Company represents that: (a) it has no intention to file or acquiesce in the filing of any bankruptcy or insolvency proceeding hereafter, absent approval on behalf of the holders of the Notes of such proceeding; and (b) the Forbearance Period is sufficient for the Company to accomplish the commitments they have undertaken herein.

         SECTION 12. RATIFICATION. The Company agrees that the Note Agreement, the Notes and all other documents and agreements executed by the Company or the Guarantors in connection with the Note Agreement in favor of Prudential, any holder of any Note, or the Collateral Agent are ratified and confirmed and shall remain in full force and effect as amended hereby, and that there is no set off, counterclaim or defense with respect to any of the foregoing.

         SECTION 13. REFERENCE TO AND EFFECT ON NOTE AGREEMENT. Upon the effectiveness of this letter, each reference in the Note Agreement or any other document, instrument or agreement to the "Note Agreement" shall mean and be a reference to the Note Agreement as modified by this letter. Except as specifically set forth in Section 1 hereof, the Note Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

         SECTION 14. EXPENSES. Without limiting the provisions of paragraph 11B of the Note Agreement, the Company hereby confirms its obligations under the Note Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by Prudential, all reasonable out-of-pocket costs and expenses (including attorneys' fees and expenses and the fees and expenses of Nightingale & Associates, LLC) incurred by Prudential prior to or after the date of this letter agreement in connection with the Note Agreement, the Company and the Guarantors, this letter agreement or the transactions contemplated thereby or hereby, in enforcing any rights under the Note Agreement or this letter agreement, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with the Note Agreement, this letter agreement or the transactions contemplated thereby or hereby. The obligations of the Company under this Section 14 shall survive transfer by Prudential of any Note and payment of any Note.

         SECTION 15. GOVERNING LAW. THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OF SUCH STATE WHICH WOULD OTHERWISE CAUSE THIS LETTER TO BE CONSTRUED OR ENFORCED OTHER THAN IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

         SECTION 16. COUNTERPARTS; SECTION TITLES. This letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. The section titles contained in this letter are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

                                 Very truly yours,

                                 THE PRUDENTIAL INSURANCE COMPANY OF AMERICA



                                 By:         /s/ Thomas Luther
                                    -----------------------------------------
                                                         Vice President



AGREED AND ACCEPTED:

CORRPRO COMPANIES, INC.



By:        /s/ Robert M. Sloan
   ------------------------------------
   Title:  Chief Financial Officer
         ------------------------------

                                    EXHIBIT A

                    FORM OF SECOND AMENDED AND RESTATED NOTE

                                  See Attached

                             CORRPRO COMPANIES, INC.

          SECOND AMENDED AND RESTATED SENIOR NOTE DUE JANUARY 15, 2008

No. 1998 A-3                                                 September 23, 2002
$28,285,714                                                   Chicago, Illinois

         FOR VALUE RECEIVED, the undersigned, CORRPRO COMPANIES, INC., (herein called the "Company"), a corporation organized and existing under the laws of the State of Ohio, hereby promises to pay to The Prudential Insurance Company of America, or registered assigns, the principal sum of TWENTY EIGHT MILLION TWO HUNDRED EIGHTY FIVE THOUSAND SEVEN HUNDRED FOURTEEN DOLLARS ($28,285,714) on January 15, 2008, with interest (computed on the basis of a 360-day year--30-day month) (a) on the unpaid balance thereof at a rate per annum equal to (i) 11.35% until July 31, 2003, and (ii) 11.85% on and after July 31, 2003, from the date hereof, payable on the 15th day of each month in each year, commencing on October 15, 2002, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Yield-Maintenance Amount and any overdue payment of interest, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 13.35% until July 31, 2003 and 13.85% on and after July 31, 2003, or (ii) 2.00% over the rate of interest publicly announced by The Bank of New York from time to time in New York City as its Prime Rate.

         Payments of principal, Yield-Maintenance Amount, if any, and interest are to be made at the main office of Bank of New York in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

         This Note is issued pursuant to the Note Purchase Agreement, dated as of January 21, 1998, as amended (herein called the "Agreement"), between the Company, on the one hand, and The Prudential Insurance Company of America, on the other hand, and is entitled to the benefits thereof. As provided in the Agreement, this Note is subject to prepayment, in whole or from time to time in part, in certain cases without Yield-Maintenance Amount and in other cases with the Yield-Maintenance Amount specified in the Agreement.

         This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly execute, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for the then outstanding principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

         In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

         Capitalized terms used and not otherwise defined herein shall have the meanings (if any) provided in the Agreement.

         This Note is intended to be performed in the State of Illinois and shall be construed and enforced in accordance with the internal law of such State.

         This Note (i) merely re-evidences the indebtedness previously evidenced by the Company's Amended and Restated Senior Note due January 15, 2008 dated April 15, 2001 (the "Existing Note"), (ii) is given in exchange for, and not as payment of, the Existing Note, and (iii) is in no way intended to constitute a novation of the Existing Note.

                                  CORRPRO COMPANIES, INC.




                                  By:      /s/ Joseph W. Rog
                                           ----------------------------------
                                  Title:   President, CEO
                                           ----------------------------------

                                    EXHIBIT B

                                 FORM OF CONSENT

                                  See Attached

                              CONSENT OF GUARANTORS

         Each of the undersigned is a guarantor under a subsidiary guaranty (as amended, the "GUARANTY"), dated as of June 9, 2000, made by each guarantor in favor of each holder of any Notes (the "NOTEHOLDERS"), and as such hereby consents to that certain letter dated September 23, 2002, by and between Corrpro Companies, Inc. and The Prudential Insurance Company of America (the "MODIFICATION") and the amendments, forbearance and agreements contained therein, and agrees to all agreements of the Guarantors set forth therein, and confirms and agrees that, notwithstanding the Modification and the effectiveness of the amendments, forbearance and agreements contained therein, the Guaranty is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects. Nothing herein is intended or shall be deemed to limit any Noteholder's rights under the Guaranty to take actions without the consent of the undersigned.

Dated as of September 23, 2002



                                 GOOD-ALL ELECTRIC, INC.


                                 By:
                                     ----------------------------------------

                                 Title:   Vice President
                                        -------------------------------------


                                 BASS SOFTWARE, INC.


                                 By:
                                     ----------------------------------------

                                 Title:   Vice President
                                        -------------------------------------


                                 CATHODIC PROTECTION SERVICES COMPANY


                                 By:
                                     ----------------------------------------

                                 Title:   Vice President
                                        -------------------------------------

                                 OCEAN CITY RESEARCH CORP.


                                 By:      /s/ Joseph W. Rog
                                     ----------------------------------------

                                 Title:   Vice President
                                        -------------------------------------


                                 CCFC, INC.


                                 By:      /s/ Joseph W. Rog
                                     ----------------------------------------

                                 Title:   Vice President
                                        -------------------------------------


                                 ROHRBACK COSASCO SYSTEMS, INC.


                                 By:      /s/ Joseph W. Rog
                                     ----------------------------------------

                                 Title:   Vice President
                                        -------------------------------------

                                    EXHIBIT C

                                 FORM OF WARRANT

                                  See Attached

                                    EXHIBIT D

                      FORM OF REGISTRATION RIGHTS AGREEMENT

                                  See Attached

                                     ANNEX I

                           EXISTING EVENTS OF DEFAULT

1. Events of Default arising as a result of a breach of paragraph 1.3 of that certain Amendment to Note Agreement dated as of June 29, 2001 by an between the Company and Prudential (the "June 2001 Amendment") as a result of accounting irregularities at the Company's Australian subsidiary as of March 31, 2002 and for any period for which the Company's restated financial statements (which restatement was due to such accounting irregularities) would have caused the Company to be in violation of financial covenants then in effect,

2. Events of Default arising as a result of a breach of paragraph 1.7 of the June 2001 Amendment as a result of the occurrence of the Events of Default set forth on this Annex I.

3. Events of Default arising as a result of a breach of paragraph 5A of the Note Agreement as a result of failure to provide financial statements timely including for the periods ended March 31, 2002 and June 30, 2002.

4. An Event of Default arising as a result of a breach of paragraph 5G of the Note Agreement as a result of securities law violations in connection with accounting irregularities at the Company's Australian subsidiary and the late filing of the Company's Form 10-K for the fiscal year ended March 31, 2002.

5. Events of Default arising as a result of a breach of paragraph 6A(3) and paragraph 6A(4) of the Note Agreement as a result of failure to meet each of the financial covenants contained therein for the fiscal quarter ending March 31, 2001.

6. Events of Default arising as a result of a breach of paragraph 6A of the Note Agreement as a result of failure to meet each of the financial covenants contained therein for any period ending March 31, 2002 and thereafter.

                                 SCHEDULE 1.2(g)

                               PENDING PROCEEDINGS

                         [TO BE PROVIDED BY THE COMPANY]

                                 SCHEDULE 1.2(k)

                                  EXISTING DEBT

                         [TO BE PROVIDED BY THE COMPANY]




                                 SCHEDULE 1.2(m)

                           TARGETED ASSET DISPOSITIONS

          NAME OF                                     NET CASH PROCEEDS OF
TARGETED ASSET DISPOSITIONS                        TARGETED ASSET DISPOSITIONS


                         [TO BE PROVIDED BY THE COMPANY]